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EXHIBIT 10.27

RESTRICTED STOCK UNIT AWARD
under the 2004 Long-Term Incentive Plan of Fossil, Inc.

NOTICE OF GRANT

        Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Notice of Grant.

        Name and Address of Employee

        You have been granted Restricted Stock Units of Common Stock of the Company, subject to the terms and conditions of the Plan and this Restricted Stock Unit Award, as follows:

Date of Grant
Vesting Commencement Date
Total Number of Units Granted

1.     Vesting Schedule:

        You will become vested in your Restricted Stock Units, and you will be issued shares of Fossil Common Stock in exchange for your Units (subject to any deferral election made in accordance with the Plan) in accordance with this vesting schedule:

Vesting Date	Percentage of Units Vesting

        The Restricted Stock Units will also become fully vested upon a Change in Control of the Company or upon your death.

Restricted Stock Unit Award
under the 2004 Long-Term Incentive Plan of Fossil, Inc.

        This RESTRICTED STOCK UNIT AWARD (the "Award"), is effective as of            ,             (the "Effective Date").

W I T N E S S E T H:

        WHEREAS, the Company has adopted the 2004 Long-Term Incentive Plan of Fossil, Inc. (the "Long-Term Incentive Plan"), effective as of the Effective Date (as defined in the Long-Term Incentive Plan), with the objective of advancing the best interests of the Company, its Subsidiaries and its stockholders in order to attract, retain and motivate key employees with additional incentives through the award of Restricted Stock Units;

        WHEREAS, the Long-Term Incentive Plan provides that Eligible Participants of the Company or its Subsidiaries, as determined in the judgment of the Committee, may be granted an Award which may consist of grants of restricted units of common stock, par value $.01 per share ("Common Stock"), of the Company; and

        WHEREAS, the Participant holds a position of responsibility within the Company and the Committee has determined that the Participant is a person whose performance can have a significant effect on the Company and its Subsidiaries;

        NOW, THEREFORE, the Employee identified in the Notice of Grant is hereby awarded Restricted Stock Units in accordance with the following terms:

        1.     Grant of Award; Restricted Stock Units. Subject to the terms and conditions set forth in the Long-Term Incentive Plan, this Award and in the Notice of Grant, the Company hereby grants to the Employee an award of those Restricted Stock Units specified in the Notice of Grant, subject to adjustment from time to time as provided in Section 14 of the Long-Term Incentive Plan. Each Restricted Stock Unit shall consist of the right to receive, upon the Vesting Date, delivery of a certificate for a share of Common Stock for each vested Unit.

        2.     Vesting. If the Employee remains continuously employed by the Company or a Subsidiary through each Vesting Date set forth in the Notice of Grant, the Restricted Stock Units shall vest (it being understood that Units shall vest cumulatively) and the Employee shall be delivered a certificate of one share of Common Stock in exchange for each vested Unit.

        Notwithstanding the vesting conditions set forth in the Notice of Grant: (i) the Committee may in its discretion at any time accelerate the vesting of Restricted Stock Units or otherwise waive or amend any conditions of a grant of a Restricted Stock Units; and (ii) all of the Restricted Stock Units shall vest upon a Change in Control of the Company or upon the death of the Employee.

        3.     Termination of Employment. If the Employee's employment is terminated by the Employee or by the Company or a Subsidiary before a Vesting Date for any reason other than the Employee's death, any then unvested Restricted Stock Units shall be forfeited.

        4.     Stock Certificates. Stock certificates (the "Certificate") evidencing the conversion of Restricted Stock Units into shares of Common Stock shall be issued as of each Vesting Date and registered in the Employee's name. Subject to Section 7 of this Award, Certificates representing the unrestricted shares of Common Stock will be delivered to the Employee as soon as practicable after each Vesting Date. If, however, the Employee elects to defer delivery of the shares of Common Stock as provided in Section 5 of this Notice of Grant, the shares of Common Stock shall be issued as set forth in the Deferral Election Agreement entered into between the Company and the Employee. Upon the issuance of any shares hereunder, the Employee may be required to enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws, the Long-Term Incentive Plan or with this Notice of Grant.

        5.     Deferral Election. The Employee may elect to defer delivery of the shares of Common Stock that would otherwise be due by virtue of the satisfaction of the vesting requirements as set forth in Section 2. The deferral election shall be made in accordance with the requirements established from time to time by the Committee in its sole discretion. In all events, the deferral elections must be made in accordance with the requirements of Internal Revenue Code Section 409A and any final Treasury Regulations issued thereunder.

        6.     Dividends. Participants holding Restricted Stock Units shall be entitled to receive cash payments equal to any cash dividends and other distributions paid with respect to a corresponding number of shares of Common Stock, provided that if any such dividends or distributions are paid in shares of Common Stock, the Fair Market Value of such shares of Common Stock shall be converted into Restricted Stock Units, and further provided that such Restricted Stock Units shall be subject to the same forfeiture restrictions and restrictions on transferability as apply to the Restricted Stock Units with respect to which they relate.

        7.     Tax Withholding Obligations. The Employee shall be required to deposit with the Company an amount of cash equal to the amount determined by the Company to be required with respect to any withholding taxes, FICA contributions, or the like under any federal, state, or local statute, ordinance, rule, or regulation in connection with the award, deferral, or settlement of the Restricted Stock Units. Alternatively, the Company may, at its sole election, (i) withhold the required amounts from the Employee's pay during the pay periods next following the date on which any such applicable tax liability otherwise arises, or (ii) withhold a number of shares of Common Stock otherwise deliverable having a Fair Market Value sufficient to satisfy the statutory minimum of all or part of the Participant's estimated total federal, state, and local tax obligations associated with vesting or settlement of the Restricted Stock Units. The Company shall not deliver any of the shares of Common Stock until and unless the Employee has made the deposit required herein or proper provision for required withholding has been made.

        8.     Assignability. Until the Restricted Stock Units are vested as provided above, they may not be sold, transferred, pledged, assigned, or otherwise alienated other than in accordance with Paragraph 13 of the Long-Term Incentive Plan at any time. Any attempt to do so contrary to the provisions hereof shall be null and void. No assignment of the Restricted Stock Units herein granted shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of such documents and evidence as the Company may deem necessary to establish the validity of the assignment and the acceptance by the assignee or assignees of the terms and conditions hereof.

        9.     Rights as Shareholder. The Employee shall not have voting or any other rights as a shareholder of the Company with respect to the Restricted Stock Units. Upon settlement of the Restricted Stock Units into shares of Common Stock, the Employee will obtain full voting and other rights as a shareholder of the Company.

        10.   Administration. The Committee shall have the power to interpret the Long-Term Incentive Plan, the Notice of Grant and this Award, and to adopt such rules for the administration, interpretation, and application of the Long-Term Incentive Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Employee, the Company, and all other interested persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Long-Term Incentive Plan or this Award.

        11.   Restrictions and Related Representations. Upon the acquisition of any shares of Common Stock pursuant to the vesting of the Restricted Stock Units granted pursuant hereto, the Participant may be required to enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws, the Long-Term Incentive Plan or with this Award. In addition, the certificate or certificates representing any shares will be stamped or otherwise imprinted with a legend in such form as the Company may require with respect to any applicable restrictions on sale or transfer, and the stock transfer records of the Company will reflect stop-transfer instructions, as appropriate, with respect to such shares.

        12.   Notices. Unless otherwise provided herein, any notice or other communication hereunder shall be in writing and shall be given by registered or certified mail. Any notice given by the Company to the Employee directed to him at his address on file with the Company shall be effective to bind any other person who shall acquire rights hereunder. The Employee shall be deemed to have familiarized himself with all matters contained herein and in the Long-Term Incentive Plan which may affect any of the Employee's rights or privileges hereunder.

        13.   No Employment Rights. The award of the Restricted Stock Units pursuant to the Notice of Grant and this Award shall not give the Employee any right to remain employed by the Company or a Subsidiary.

        14.   Amendment. This Award may be amended only by a writing executed by the Company and the Employee which specifically states that it is amending this Award. Notwithstanding the foregoing, this Award may be amended solely by the Committee by a writing which specifically states that it is amending this Award, so long as a copy of such amendment is delivered to the Employee, and provided that no such amendment adversely affecting the rights of the Employee hereunder may be made without the Employee's written consent. Without limiting the foregoing, the Committee reserves the right to change, by written notice to the Employee, the provisions of the Restricted Stock Units or this Award in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to Restricted Stock Units which are then subject to restrictions as provided herein.

        15.   Severability. If all or any part of this Award or the Long-Term Incentive Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Award or the Long-Term Incentive Plan not declared to be unlawful or invalid. Any Section of this Award (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

        16.   Construction. The Restricted Stock Units are being issued pursuant to Section 7 of the Long-Term Incentive Plan and are subject to the terms of the Long-Term Incentive Plan. A copy of the Long-Term Incentive Plan has been given to the Employee, and additional copies of the Long-Term Incentive Plan are available upon request during normal business hours at the principal executive offices of the Company. To the extent that any provision of this Award violates or is inconsistent with an express provision of the Long-Term Incentive Plan, the Long-Term Incentive Plan provision shall govern and any inconsistent provision in this Award shall be of no force or effect. The term "Long-Term Incentive Plan" as used herein shall be deemed to include the 2004 Long-Term Incentive Plan of Fossil, Inc. and any subsequent amendments thereto, together with any administrative interpretations which have been adopted thereunder by the Committee pursuant to Section 5 of the Long-Term Incentive Plan.

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RESTRICTED STOCK UNIT AWARD under the 2004 Long-Term Incentive Plan of Fossil, Inc. NOTICE OF GRANT
Restricted Stock Unit Award under the 2004 Long-Term Incentive Plan of Fossil, Inc.
W I T N E S S E T H